Exhibit 10.5

Executive Variable Compensation Plan

The following summary highlights key features of Red Hat’s Executive Variable Compensation Plan (the “Plan”).

I.	PURPOSE

The Plan has been designed to motivate and reward key management employees whose efforts impact the performance of Red Hat Incorporated (the “Company”) and its subsidiaries through the achievement of pre-established financial and individual objectives.

Performance under the Plan is measured on the fiscal year and payments under the Plan are made annually.

II.	ELIGIBILITY

Officers and key management employees may be eligible to participate in the plan, upon the recommendation by the Chief Executive Officer of the Company and approval by the Board of Directors. An employee who is eligible to participate in any other cash incentive plan of the company is not eligible to participate in this Plan.

III.	AWARD CRITERIA

The Board of Directors, upon the recommendation by the Compensation Committee, must approve the Company performance objectives that are used to determine awards paid under this plan. Performance metrics may include one or more of (but not limited to) the following: net revenues, gross margins, operating income, pre-tax income, net income, EPS (basic and diluted) EBITDA, return on invested capital, return on equity, cash flow from operations, or changes in deferred revenues.

In general, 100% of performance under this Plan will be based on financial objectives. At the discretion of the Compensation Committee, up to 25% of the individual award may be based on subjective factors such as individual performance or achievement of other goals not stated in the Plan. In other words, each Participant is eligible to receive no less than 75% of the award earned on the basis of financial performance, and is eligible for up to 125%.

IV.	TARGET AWARDS

A Target Award percentage is established for each position eligible to participate in the Plan. Target Awards (TA’s) may range from 10% to 100%, depending on position, of each participant’s base pay in effect at the conclusion of the performance period (or pro rata at the time of becoming a participant).

Generally, the participants receive the TA when performance under the Plan meets, but does not exceed, the pre-established performance objectives.

V.	PERFORMANCE MEASUREMENT

Minimum	This is the lowest level of performance at which an award will be generated for this particular objective of the plan. The award paid for performance at the minimum level is 5% of Target Award. There will be no payment for performance below the minimum level.

Target	This is the expected level of performance based on the current year’s financial plan, and will generally result in a payment equal to 100% of Target Award.

Maximum	This is the performance level for which the maximum award under the plan will be paid. The maximum award under the plan is limited to 225% of the Target Award.

VI.	AWARD CALCULATION

Attainment of the financial objectives of the Plan is measured based on actual results versus Plan targets. Payouts are expressed as percentage of target bonus for each participant versus actual levels of financial performance versus Plan targets. If actual results are between stated percentages, interpolations of payout percentages are to be applied.

VII.	INDIVIDUAL OBJECTIVES

The Compensation Committee may approve the use of individual objectives as part of the participant’s performance criteria under the Plan. The use of individual objectives is subject to the following requirements:

•	Not to exceed 25% of the total award

•	Individual objectives must be specifically identified at the beginning of the plan year and must be quantifiable in terms of both the targeted achievement and the time frame in which the objective is to be completed.

•	Each objective must specify minimum, target and maximum performance levels.

VIII.	ALTERNATIVE CALCULATIONS

There may be circumstances under which the financial performance of the Company does not generate an award under this program. The nature and scope of the Company’s operations are such that at times unanticipated economic and market conditions may render pre-established financial objectives unattainable in any given plan year. If, in the opinion of the Committee, such circumstances should arise, then bonus payments not to exceed 50% of Target Award may be paid.

IX.	MODIFICATIONS

If, during a Plan Year, there has occurred or should occur, in the opinion of the Company, a significant beneficial or adverse change in economic conditions, the indicators of growth or recession in the Company’s business segments, the nature of the operations of the Company, or applicable laws, regulations or accounting practices, or other matters which were not anticipated by the Company when it approved objectives for the Plan Year and which, in the Company’s judgment, had, have, or are expected to have a substantial positive or negative effect on the performance of the Company as a whole, the Compensation Committee, subject to ratification by the Board, may modify or revise the Performance Objectives for the Plan Year in such manner as it may deem appropriate in its sole judgment. By way of illustration, and not limitation, such significant changes might result from sales of assets, or mergers, acquisitions, divestitures, or spin-offs.

X.	PAYMENT

Any awards generated under the Plan must be approved by the Compensation Committee and ratified by the Board of Directors. It is anticipated that any awards generated in during the fiscal year (performance period) will be paid during the first quarter of the subsequent fiscal year.

EVC-eligible employees hired during the calendar year will receive a prorated bonus based upon the actual date of hire. Employees terminating prior to the payout date are not eligible for payment of any award under this plan unless termination is due to retirement or economic reduction in force. In such cases, any bonus payments will be prorated to the date of termination and determined on the basis of bonuses actually paid to similarly situated employees.